Exhibit (l)(5)

1900 K Street, N.W.
Washington, DC 20006-1110
+1 202 261 3300 Main
+1 202 261 3333 Fax
www.dechert.com

September 23, 2014

PennantPark Investment Corporation

590 Madison Avenue

New York, NY 10022

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to PennantPark Investment Corporation, a Maryland corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (Registration No. 333-192782) as originally filed on December 11, 2013 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and as subsequently amended on September 8, 2014 and September 23, 2014 (the “Registration Statement”), relating to the proposed issuance by the Company of $250,000,000 aggregate principal amount of 4.50% notes due 2019 (the “Notes”) to be sold to underwriters pursuant to an underwriting agreement substantially in the form filed as Exhibit (h)(5) to the Registration Statement (the “Underwriting Agreement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act, and no opinion is expressed herein as to any matter other than as to the legality of Indenture and the Notes.

The Notes are to be issued pursuant to the indenture dated as of January 22, 2013 (the “Base Indenture”), between the Company and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”), as supplemented by the second supplemental indenture dated as of September 23, 2014 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	the Underwriting Agreement;

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(iii)	the Indenture;

(iv)	a specimen copy of the form of the Notes to be issued pursuant to the Indenture;

(v)	the Certificate of Incorporation of the Company;

(vi)	the Bylaws of the Company;

(vii)	a certificate of good standing with respect to the Company issued by the State Department of Assessments and Taxation of Maryland as of a recent date; and

(viii)	resolutions of the board of directors of the Company relating to, among other things, the authorization and issuance of the Notes.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that:

1.	When the Indenture is duly authorized, executed and delivered by the Company and qualified under the Trust Indenture Act of 1939, as amended, the Indenture will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.	When duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or before the time of the Notes:

(i)	the Company is duly incorporated and validly existing in good standing under the laws of the State of Maryland;

(ii)	the Indenture and the Notes have been duly authorized, executed and delivered by each party thereto (other than the Company);

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(iii)	the final terms of the Notes have been duly established and approved by all necessary corporate action on the part of the Company;

(iv)	the terms of the Notes as established comply with the requirements of the Investment Company Act of 1940, as amended; and

(v)	the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof.

The opinions set forth herein as to enforceability of obligations of the Company are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court or other body before which any proceeding may be brought; (ii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy and (iii) an implied covenant of good faith and fair dealing.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of New York.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP